     As filed with the Securities and Exchange Commission on        , 1994
                                                 Registration No. 33-
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                    DPL Inc.
             (Exact name of registrant as specified in its charter)

           OHIO                                        31-1163136
  (State or other jurisdiction            (I.R.S. Employer Identification No.)
of incorporation or organization)

                   Courthouse Plaza S.W., Dayton, Ohio 45402
                                 (513) 224-6000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          STEPHEN F. KOZIAR, JR., ESQ.
                                    DPL Inc.
                             Courthouse Plaza S.W.
                               Dayton, Ohio 45402
                                 (513) 224-6000
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

      The Commission is requested to send copies of all communications to:

ROBERT G. SCHUUR, ESQ.                          ROBERT A. WEIBLE, ESQ.
Reid & Priest                                   Baker & Hostetler
40 West 57th Street                             3200 National City Center
New York, New York, 10019                       Cleveland, Ohio 44114
(Counsel for the Registrant)                    (Counsel for the Underwriters)

          Approximate date of commencement of proposed sale to public:
               At such time or times after the effective date as
                       the registrant shall determine.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. | |

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

                        CALCULATION OF REGISTRATION FEE
===============================================================================
                                                      Proposed
                                       Proposed       Maximum
Title of Each Class   Amount           Maximum        Aggregate     Amount of
   of Securities       to be        Offering Price    Offering     Registration
to be Registered(1)  Registered      Per Share(2)     Price(2)         Fee
- -------------------------------------------------------------------------------
Common Shares,
$0.01 Par Value      3,500,000 Shs.    $ 20.125      $70,437,500    $24,288.79
===============================================================================

(1) Includes Preferred Stock Purchase Rights of two-thirds of one Right per Common Share.

(2) Estimated solely for the purpose of determining the registration fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
===============================================================================

                   SUBJECT TO COMPLETION, DATED MARCH  , 1994
                                   PROSPECTUS
 ------------------------------------------------------------------------------
                                   3,500,000
                                    DPL Inc.
                                 Common Shares
                               ($0.01 par value)

         DPL Inc. (the "Company"), may offer, from time-to-time, up to
           3,500,000 of its Common Shares (the "Shares").  The Shares
             will be sold through a syndicate of underwriters (the
               "Underwriters"), including and represented by the
                    Underwriters named below and such other
                 Underwriters as the Company may determine, all
                     as described in "Plan of Distribution"
                  herein.  The initial public offering price
                    of the Shares, the underwriting discount
                    and the proceeds to the Company are set
                      forth in the accompanying Prospectus
                                  Supplement.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                CS FIRST BOSTON

- -------------------------------------------------------------------------------
              The date of this Prospectus is              , 1994.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

    No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made thereunder shall, under any circumstances, create any implication that the information is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since that date.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following document filed with the Securities and Exchange Commission (the "Commission"), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by the Company is incorporated in this Prospectus by reference: The Annual Report on Form 10-K for the year ended December 31, 1993.

    All documents filed by the Company pursuant to Section 13(a) or (c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this Prospectus.

    The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents (without exhibits, other than exhibits specifically incorporated by reference into such documents) referred to above which have been or may be incorporated in this Prospectus by reference. Written or telephone requests for such copies should be directed to Mr. Thomas M. Jenkins, Group Vice President and Treasurer,
DPL Inc. P.O. Box 8825, Dayton, Ohio 45401 (telephone 513-259-7140).

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.; and at the Commission's regional offices located at 500 West Madison Street, 14th Floor, Chicago, Illinois; and Seven World Trade Center, 14th Floor, New York, New York. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. The Company's Common Shares are listed on the New York Stock Exchange. Reports and other information filed with the Exchange can be inspected at the offices of the New York Stock Exchange, 20 Broad Street,
New York, New York.

    The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933 with respect to the securities offered hereby. This prospectus omits certain information set forth in the Registration Statement as permitted by the rules and regulations of the Commission. For further information, reference is made to such Registration Statement including the exhibits filed therewith.

                            ---------------

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the information appearing elsewhere herein and in documents incorporated herein by reference.


                                  THE OFFERING

The Company.................  DPL Inc., a holding company, the principal subsidiary of which is The Dayton Power and Light Company ("DP&L"), an electric and natural gas utility located in West Central Ohio.

Securities to be............  3,200,000 Common Shares, $0.01 Par Value
Offered (a)(b)                ("Shares"); 103,509,998 Common Shares outstanding
                              as of December 31, 1993.

Use of Proceeds.............  To make a capital contribution to DP&L, which intends to use the funds, along with internal funds and short-term borrowings, to redeem all of the outstanding shares of its Preferred Stock Series D, E, F, H and I.

1994 Annualized Dividend
  Rate Per Common Share...... $1.18

Book Value Per Common Share-
  December 31, 1993(b)......  $10.51



                         SELECTED FINANCIAL INFORMATION
             (Thousands, except per share amounts and percentages)

                                     Twelve Months Ended December 31,
                                  1993             1992             1991
                              -------------    -------------    -------------

Income Statement Data:

Utility Service Revenues       $1,151,298       $1,017,348      $  995,581
Interest and Other Income          26,204           21,990          18,990
Total Income..............      1,177,502        1,039,338       1,014,571
Net Income................        138,981          138,803         119,210
Earnings Per Common
  Share (b) (c)...........          $1.42            $1.34           $1.15
Cash Dividend Per Common
  Share (b)                         $1.12            $1.08           $1.08

                                              As of December 31, 1993
                                       Actual                As Adjusted (d)
                                --------------------      ---------------------
Capitalization:

Long-Term debt (excluding
  current portion).........     $1,102,889      49.2%     $1,102,889      49.8%
Preferred Stock
  Without Mandatory
    Redemption Provisions..         82,850       3.7          22,851       1.0
  With Mandatory
    Redemption Provisions
    (excluding current
    portion)...............         30,000       1.3               0       0.0
Common Shareholders'
  Equity...................      1,027,332      45.8       1,089,600      49.2
                                ----------     ------     ----------     ------
      Total
        Capitalization.....     $2,243,071     100.0%     $2,215,340     100.0%
                                ==========     ======     ==========     ======

(a) Does not include 300,000 Common Shares which may be offered in connection with the exercise by the Underwriters of an over-allotment option.
(b) At December 31, 1993 there were 103,509,998 Common Shares outstanding, which includes shares held in an Employee Stock Ownership Plan and another employee plan. Pursuant to applicable accounting standards, 1993 per share computations exclude Common Shares held in the Plans and are based on 97,727,488 average Common Shares outstanding. Per Common Share amounts for 1991 have been restated to reflect the three-for-two Common Shares split paid in September 1992.
(c) Had the Company issued 3,200,000 Common Shares and DP&L redeemed its Preferred Stock Series D, E, F, H and I at the beginning of 1993 and capitalized issuance expenses and premiums, pro forma Earnings Per Common Share for 1993 would have been $1.45.
(d) As adjusted to reflect the proposed issuance of 3,200,000 Common Shares (assuming that an Underwriters' over-allotment option is not exercised) at an assumed price of $20.125 per share and the application of the estimated proceeds of $62,268,000 (net of estimated Underwriters discount and $200,000 of issuance expenses) by DP&L, along with internal cash and/or short-term borrowings, to the redemption of its Preferred Stock Series D, E, F, H and I.

                                  THE COMPANY

    The Company is a holding company incorporated under the laws of Ohio in 1986. Its principal subsidiary is The Dayton Power and Light Company
("DP&L"). DP&L is a public utility incorporated under the laws of Ohio in 1911. Located in West Central Ohio, DP&L furnishes electric service to an area of approximately 6,000 square miles and furnishes natural gas service to 16 counties. In addition, DP&L provides steam heating service in downtown Dayton, Ohio. DP&L serves an estimated population of 1.2 million. Principal industries served include electrical machinery, automotive and other transportation equipment, non-electrical machinery, agriculture, paper, and rubber and plastic products. In 1993, approximately 76% and 21% of the Company's operating revenues were derived from the sale by DP&L of electric energy and gas, respectively, with the balance attributable to steam and non-utility revenue.

    The Company's principal executive and business office is located at Courthouse Plaza Southwest, Dayton, Ohio 45402. Its telephone number is (513) 224-6000.

                                USE OF PROCEEDS

    The Company plans to make a capital contribution of the net proceeds from the sale of the Common Shares, estimated to be $62,268,000, to DP&L, which will use the funds along with internal cash and/or short-term borrowings of approximately $30 million, to redeem all of the outstanding shares of its Preferred Stock, Series D, E, F, H and I.

                             COMMON SHARE DIVIDENDS

    The rate and timing of dividends declared and paid by the Company on its Common Shares will depend upon the earnings and financial condition of, and dividend restrictions applicable to, the Company and its subsidiaries, including DP&L, and upon other factors affecting dividend policy which are not presently determinable. The current quarterly dividend rate on the Company's Common Shares is $0.295 per share.

    The following table indicates dividends paid per Common Share and reported high and low sale prices of the Common Shares on the composite tape as reported by The Wall Street Journal.
                                              Price Range
                                          -----------------
                                           High      Low       Dividends Paid
                                          -------   -------    --------------

1991 First Quarter.....................   $14       $12-3/8         $.27
     Second Quarter....................    14-5/8    13-3/8          .27
     Third Quarter.....................    15-1/8    13-3/8          .27
     Fourth Quarter....................    17-3/8    14-5/8          .27

1992 First Quarter.....................   $17-3/8   $15-3/4         $.27
     Second Quarter....................    17-3/8    15-1/2          .27
     Third Quarter.....................    19-1/2    17              .27
     Fourth Quarter....................    20        18-3/8          .27

1993 First Quarter.....................   $21-1/4   $19-1/4         $.28
     Second Quarter....................    21        19              .28
     Third Quarter.....................    21-7/8    20-3/8          .28
     Fourth Quarter....................    21-5/8    19              .28

1994 First Quarter (through March 11)..   $21-5/8   $19-3/8         $.295

    For a recent sale price of the Common Shares, see the cover of the accompanying Prospectus Supplement.

    The majority of funds required by the Company to operate and to enable it to pay dividends on its Common Shares are expected to be derived from dividends paid by DP&L on its Common Stock. Dividends on DP&L's Common Stock may be paid only after full provision has been made for full cumulative dividends and sinking fund requirements, if any, on its outstanding Preferred Stock. In addition, so long as any Preferred Stock is outstanding, DP&L's Amended Articles of Incorporation contain provisions restricting the payment of cash dividends on any of its Common Stock if, after giving effect to such dividend, the aggregate of all such dividends distributed subsequent to December 31, 1946 exceeds the net income of DP&L available for dividends on its Common Stock subsequent to December 31, 1946, plus $1,200,000. The Supplemental Indentures under which certain of DP&L's First Mortgage Bonds are outstanding include a similar limitation. All earnings reinvested in the business of DP&L are available for Common Stock dividends.

    A Credit Agreement between the Company and certain banks requires that the aggregate assets of DP&L and its subsidiaries (if any) constitute not less than 60% of the total consolidated assets of the Company, and that DP&L maintain common shareholder's equity (as defined in the Credit Agreement) at least equal to $550 million. As of December 31, 1993, such assets constituted 96.9% of the total consolidated assets of the Company, and DP&L's common shareholder's equity was $1,049,192,685.

    The Company has an Automatic Dividend Reinvestment and Stock Purchase Plan pursuant to which registered owners of its Common Shares and the Preferred Stock of DP&L may automatically purchase additional Common Shares of the Company by reinvesting their dividends or making supplemental cash contributions, or both.

                          DESCRIPTION OF COMMON SHARES

    The authorized capital shares of the Company consist of 250,000,000 Common Shares, $0.01 par value, of which 103,509,998 were outstanding at December 31, 1993 and 8,000,000 Preferred Shares, without par value. The Board of Directors may authorize the issuance of the Preferred Shares in series and establish as to each series the dividend rate, redemption rights, liquidation rights, sinking fund requirements and conversion rights. No Preferred Shares of the Company are outstanding and the Company has no plans to issue any Preferred Shares.

    All of the outstanding Common Shares are, and all of the Shares, when issued, will be, fully paid and non-assessable. Shareholders of the Company do not have any preemptive or other rights to purchase any Shares or other securities of the Company.

    Subject to the preferential dividend rights and sinking fund provisions of any Preferred Shares which hereafter may be outstanding, holders of Common Shares are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. Upon liquidation, holders of Common Shares are entitled to receive pro rata all assets available to shareholders after payment to the holders of any Preferred Shares of their preferential liquidation amounts.

    Holders of Common Shares have and holders of the Shares will have two-thirds of one preferred share purchase right (a "Right") for each Common Share of the Company held by them. Each Right, evidenced by and traded with the Common Shares, when it becomes exercisable, entitles the registered holder to purchase from the Company one one-hundredth of a Preferred Share, Series A, no par value, at an exercise price of $66 per one one-hundredth of a share (the "Purchase Price").

    The Rights will separate from the Common Shares and become exercisable following the earlier to occur of (i) ten days following the date of public disclosure that a person or group (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding Common Shares or
(ii) ten business days following the commencement of a tender offer or exchange offer by a person other than the Company to acquire beneficial ownership of 15% or more of the Outstanding Common Shares (the earlier of such dates being called the "Distribution Date").

    In the event a person becomes an Acquiring Person, the Rights would entitle each holder of a Right to purchase at the Purchase Price, that number of Common Shares having a market value equal to two times the Purchase Price. In the event that, following the acquisition of 15% of the Common Shares, the Company is acquired in a merger or other business combination or more than 50% of its consolidated assets, earning power or cash flow is sold or otherwise transferred or disposed of, the Rights would entitle each holder of a Right, except for Rights held by an Acquiring Person, to purchase, at the Purchase Price, that number of common shares of the acquiring company having a market value of two times the Purchase Price. The Company is entitled to redeem or amend the Rights, subject to certain conditions, prior to the Distribution Date.

    The Rights will expire on December 13, 2001 unless earlier redeemed or exchanged by the Company. The description and terms of the Rights are set forth in a Rights Agreement between the Company and The First National Bank of Boston, as Rights Agent, which has been filed as Exhibit 4(n) to the Registration Statement of which this Prospectus constitutes a part, and to which reference hereby is made.

    Holders of Common Shares and Preferred Shares are entitled to one vote per share upon all matters presented to shareholders. The Board of Directors is divided into three classes, one of which is elected each year for a term of three years. Shareholders may cumulate their votes in the election of directors if notice has been given as provided by Ohio law. A majority of the outstanding voting power of the Company constitutes a quorum at any meeting for the election of directors.

    The Common Shares are listed on the New York Stock Exchange.

    The transfer agent and registrar for the Common Shares is The First National Bank of Boston, Boston, Massachusetts.

                              PLAN OF DISTRIBUTION

    The Company will sell the Shares to a syndicate of underwriters (the "Underwriters"), including and represented by CS First Boston Corporation and such other Underwriters as the Company may determine, all of which will be named in the Prospectus Supplement for the Shares.

    The Prospectus Supplement with respect to the Shares will set forth the terms of the offering and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    The Shares will be acquired by the Underwriters for their own account and may be resold at such time or times in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Company will agree to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act. The underwriting agreement will provide that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Shares if any are purchased.

                                    EXPERTS

    The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1993 have been so incorporated in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The statements as to matters of law and legal conclusions made in the documents which are incorporated in this Prospectus by reference with respect to regulation, environmental matters and litigation, and made herein under "Description of Common Shares" and in the fifth paragraph under "Common Share Dividends," except insofar as such statements specify the amount of common shareholder's equity, have been reviewed by S. F. Koziar, Jr., Esq., Group Vice President and General Counsel of the Company, and have been made in reliance upon his opinion and upon his authority as an expert. As of January 31, 1994, Mr. Koziar owned 6,380 Common Shares of the Company.

                                 LEGAL OPINIONS

         The legality of the Shares has been or will be passed upon for the Company by Mr. Koziar and by Messrs. Reid & Priest, 40 West 57th Street, New York, N.Y. 10019, and for the Underwriters by Messrs. Baker & Hostetler,
3200 National City Center, Cleveland, Ohio 44114. In rendering their opinion, Messrs. Reid & Priest will rely as to the matters of Ohio law upon Mr. Koziar.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

    Securities and Exchange Commission Registration Fee  . . . . .  $   24,289
    Legal fees . . . . . . . . . . . . . . . . . . . . . . . . . .      50,000*
    Accountants' fees  . . . . . . . . . . . . . . . . . . . . . .      20,000*
    Printing . . . . . . . . . . . . . . . . . . . . . . . . . . .      60,000*
    Listing fee--New York Stock Exchange . . . . . . . . . . . . .      12,250
    Transfer Agent's and Registrar's fees  . . . . . . . . . . . .       1,500*
    Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . .      31,961*
                                                                    ----------
         Total . . . . . . . . . . . . . . . . . . . . . . . . . .  $  200,000*
                                                                    ==========
    *Estimated

Item 15.  Indemnification of Directors and Officers.

    Article VII of the Code of Regulations of the Company provides for indemnification of directors, officers, employees or agents of the Company, or individuals who serve at the request of the Company in such capacities for other entities, against any and all expenses, judgments, fines and settlements incurred by them in connection with claims and/or litigation arising out of their service. Article VII provides that indemnification shall be available to the full extent permitted by law including, without limitation,
Section 1701.13(E) of the Ohio Revised Code.

    Under Ohio law, the liabilities against which a director and officer may be indemnified and factors employed to determine whether a director and officer is entitled to indemnification in a particular instance depend on whether the proceeding in which the claim for indemnification arises was brought (a) other than by and in the right of the corporation ("Category A Proceedings") or (b) by and in the right of the corporation ("Category B Proceedings").

    In Category A Proceedings, a corporation may indemnify each director and officer against expenses, including attorneys' fees, judgments, fines, penalties, and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened or actual proceeding in which he may be involved by reason of his having acted in such capacity, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe that his conduct was unlawful.

    In Category B Proceedings, a corporation may indemnify each director and officer against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of any such proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification is permitted with respect to (i) any matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless a court determines such person is entitled to indemnification; or (ii) any matter in which the only liability asserted against a director or officer relates to an unlawful loan, dividend, distribution of assets or purchase or redemption of shares.

    Unless indemnification is ordered by a court, the determination as to whether or not an individual has satisfied the applicable standards of conduct (and therefore may be indemnified) is made by the corporation by a majority vote of a quorum consisting of directors of the corporation who were not parties to the action; or if such a quorum is not obtainable, or if a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or by the shareholders of the corporation; or by the court in which such action was brought.

    Article VII does not limit in any way other indemnification rights to which those seeking indemnification may be entitled. Ohio law requires indemnification against expenses where a director or officer is successful on the merits or otherwise in defense of any action. Consistent with Ohio law,
Article VII provides that expenses incurred by a director or officer in defending any action may be paid by the Company in advance of final disposition, upon receipt of an undertaking to repay such amount unless it is ultimately determined that he is entitled to indemnification pursuant to
Article VII.

    The Company maintains insurance policies covering its officers and directors against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

Item 16.  List of Exhibits.

          The following exhibits have been filed with the Securities and Exchange Commission and are hereby incorporated herein by reference.

                                                           Incorporation By
                                                               Reference
                                                           ----------------
    3(a)   Copy of Amended Articles of Incorporation       Exhibit 3 to Report
           of the Company dated January 4, 1991 and        on Form 10-K for
           amendment dated December 3, 1991 . . . . .      year ended
                                                           December 31, 1991
                                                           (File No. 1-9052)

    3(b)   Copy of Amendment dated April 20, 1993          Exhibit 3(b) to
           to the Amended Articles of Incorporation        Report on Form 10-K
           of the Company . . . . . . . . . . . . . .      for year ended
                                                           December 31, 1993
                                                           (File No. 1-9052)

    4(a)   Copy of Composite Indenture dated as of         Exhibit 4(a) to
           October 1, 1935, between DP&L and               Report on Form 10-K
           The Bank of New York, Trustee with all          for year ended
           amendments through the Twenty-Ninth             December 31, 1985
           Supplemental Indenture . . . . . . . . . .      (File No. 1-2385)

    4(b)   Copy of the Thirtieth Supplemental              Exhibit 4(h) to
           Indenture dated as of March 1, 1982,            Registration
           between DP&L and The Bank of New York,          Statement
           Trustee  . . . . . . . . . . . . . . . . .      No. 33-53906

    4(c)   Copy of the Thirty-First Supplemental          Exhibit 4(h) to
           Indenture dated as of November 1, 1982,        Registration
           between DP&L and The Bank of New York,         Statement
           Trustee  . . . . . . . . . . . . . . . . .     No. 33-56162

    4(d)   Copy of the Thirty-Second Supplemental         Exhibit 4(i) to
           Indenture dated as of November 1, 1982,        Registration
           between DP&L and The Bank of New York,         Statement
           Trustee  . . . . . . . . . . . . . . . . .     No. 33-56162

    4(e)   Copy of the Thirty-Third Supplemental          Exhibit 4(e) to
           Indenture dated as of December 1, 1985,        Report on Form 10-K
           between DP&L and The Bank of New York,         for year ended
           Trustee  . . . . . . . . . . . . . . . . .     December 31, 1985
                                                          (File No. 1-2385)

    4(f)   Copy of the Thirty-Fourth Supplemental         Exhibit 4 to
           Indenture dated as of April 1, 1986,           Report on Form 10-Q
           between DP&L and The Bank of New York,         for quarter ended
           Trustee  . . . . . . . . . . . . . . . . .     June 30, 1986
                                                          (File No. 1-2385)

    4(g)   Copy of the Thirty-Fifth Supplemental          Exhibit 4(h) to
           Indenture dated as of December 1, 1986,        report on Form 10-K
           between DP&L and The Bank of New York,         for the year ended
           Trustee  . . . . . . . . . . . . . . . . .     December 31, 1986
                                                          (File No. 1-9052)

    4(h)   Copy of the Thirty-Sixth Supplemental          Exhibit 4(i) to
           Indenture dated as of August 15, 1992,         Registration
           between DP&L and The Bank of New York,         Statement
           Trustee . . . . . . . . . . . . . . .  . .     No. 33-53906

    4(i)   Copy of the Thirty-Seventh Supplemental        Exhibit 4(j) to
           Indenture dated as of November 15, 1992,       Registration
           between DP&L and The Bank of New York,         Statement
           Trustee  . . . . . . . . . . . . . . . . .     No. 33-56162

    4(j)   Copy of the Thirty-Eighth Supplemental         Exhibit 4(k) to
           Indenture dated as of November 15, 1992,       Registration
           between DP&L and The Bank of New York,         Statement
           Trustee  . . . . . . . . . . . . . . . . .     No. 33-56162

    4(k)   Copy of the Thirty-Ninth Supplemental          Exhibit 4(k) to
           Indenture dated as of January 15, 1993,        Registration
           between DP&L and The Bank of New York,         Statement
           Trustee  . . . . . . . . . . . . . . . . .     No. 33-57928

    4(l)   Copy of the Fortieth Supplemental              Exhibit 4(m) to
           Indenture dated as of February 15, 1993,       Report on Form 10-K
           between DP&L and the Bank of New York,         for the year ended
           Trustee  . . . . . . . . . . . . . . . . .     December 31, 1992
                                                          (File No. 1-2385)

    4(m)   Copy of the Credit Agreement dated as          Exhibit 4(k) to
           of November 2, 1989 between DPL Inc.,          DPL Inc.'s
           The Bank of New York, as agent, and            Registration
           the banks named therein  . . . . . . . . .     Statement on
                                                          Form S-3
                                                          (File No. 33-32348)

    4(n)   Copy of Shareholder Rights Agreement           Exhibit 4 to Report
           between DPL Inc. and The First                 on Form 8-K dated
           National Bank of Boston  . . . . . . . . .     December 13, 1991
                                                          (File No. 1-9052)

    4(o)   Copy of Certificate of Adjustment dated        Exhibit to Amendment
           August 20, 1992, pursuant to Rights            No. 1 to DPL Inc.'s
           Agreement  . . . . . . . . . . . . . . . .     Registration
                                                          Statement on
                                                          Form 8-A dated
                                                          December 3, 1991,
                                                          as amended by Form 8
                                                          filed August 21, 1992
                                                          (File 1-9052)

    4(p)   Copy of the Code of Regulations of             Exhibit 4(j) to
           the Company dated December 10, 1987  . . .     DPL Inc.'s
                                                          Registration
                                                          Statement on
                                                          Form S-3
                                                          (File No. 33-32348)



    The following exhibits are filed herewith.            Page No.
                                                          --------
    1      Form of Underwriting Agreement . . . . . .

    5      Opinion of S. F. Koziar, Jr., Esq. . . . .

   23(a)   Consent of Price Waterhouse  . . . . . . .

   23(b)   Consent of S. F. Koziar, Jr., Esq.
           (included in Exhibit 5)  . . . . . . . . .

   24      Powers of Attorney (set forth in
           signature  page of Registration
           Statement) . . . . . . . . . . . . . . . .

    Pursuant to paragraph (b)(4)(iii)(A) of Item 601 of Regulation S-K, the Company has not filed as an exhibit to this Form 10-K certain instruments with respect to long-term debt because the total amount of securities authorized thereunder does not exceed 10% of the total assets of the Company and its subsidiaries on a consolidated basis, but hereby agrees to furnish to the SEC on request any such instruments.

Item 17.   Undertakings

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1993;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    Provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant, DPL Inc., a corporation organized and existing under the laws of Ohio, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dayton and State of Ohio on the 15th day of March, 1994.

                                       DPL INC.

                                       By  P. H. Forster
                                          ------------------------------------
                                          (P. H. Forster, Chairman, President
                                           and Chief Executive Officer)

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints P. H. Forster, A. M. Hill and T. M. Jenkins and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a Director and/or officer of DPL Inc.), to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed below by the following persons in the capacities and on the dates indicated:

       Signature                    Title                           Date
       ---------                    -----                           ----


T. J. Danis                   Director                         March 15, 1994
- -----------------------
  (T. J. Danis)

                              Director                                 , 1994
- ----------------------
  (J. F. Dicke, II)

   P. H. Forster              Chairman, Director and           March 15, 1994
- ----------------------          President (principal
  (P. H. Forster)               executive officer)

   Ernie Green                Director                         March 15, 1994
- -----------------------
  (E. Green)

   J. G. Haley                Director                         March 15, 1994
- -----------------------
  (J. G. Haley)

   A. M. Hill                 Director                         March 15, 1994
- -----------------------
  (A. M. Hill)

                              Director                                 , 1994
- -----------------------
  (W A. Hillenbrand)

   T. M. Jenkins              Group Vice President and         March 15, 1994
- ----------------------          Treasurer
  (T. M. Jenkins)               (principal financial
                                 officer and principal
                                 accounting officer)

                              Director                                 , 1994
- ----------------------
  (R. J. Kegerreis)

                              Director                                 , 1994
- -----------------------
  (B. R. Roberts)